UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 31, 2016 (August 24, 2016)

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

On August 24, 2016, Elite Laboratories, Inc. (“Elite”) (a subsidiary of Elite Pharmaceuticals, Inc.) and SunGen Pharma LLC (“SunGen”) executed an agreement (the “Agreement”) to undertake and engage in the research, development, sales and marketing of four generic pharmaceutical products. Two of the products are classified as CNS stimulants (the “CNS Products”) and two of the products are classified as beta blockers (the “Beta Blocker Products”).

Under the terms of the Agreement, Elite and SunGen will share in the responsibilities and costs in the development of these products and will share in the profits from sales of the Products. Upon approval, the know-how and intellectual property rights to the products will be owned jointly by Elite and SunGen. SunGen shall have the exclusive right to market and sell the Beta Blocker Products using SunGen’s label and Elite shall have the exclusive right to market and sell the CNS Products using Elite’s label. Elite will manufacture and package all four products on a cost plus basis.

Either Party shall have the option to terminate this Agreement upon six months’ written notice to the other Party if, in the terminating Party's reasonable judgment, the Product ceases to be commercially viable. The Agreement also is terminable upon the occurrence of a "Termination Event" as defined in the Agreement, including standard solvency, breach of material terms and adverse changes in the intellectual property environment events.

For more information on the SunGen Agreement please see the August 29, 2016 press release, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2016	ELITE PHARMACEUTICALS, INC.

	By:	/s/ Nasrat Hakim
Nasrat Hakim, President and CEO